Exhibit 99.1

NEWS RELEASE

Contacts:	Perry T. Massie, President and Chief Executive Officer
William A. Owen, Chief Financial Officer
951.699.4749

Cecilia A. Wilkinson/Angie Yang
PondelWilkinson Inc.
Investor Relations
Corporate/Financial Communications
310.279.5980
investor@pondel.com

OUTDOOR CHANNEL HOLDINGS REPORTS 2005 SECOND QUARTER RESULTS

Temecula, California – August 11, 2005 – Outdoor Channel Holdings, Inc. (NASDAQ NMS: OUTD) today reported financial results for the three and six-month periods ended June 30, 2005.

For the 2005 second quarter, total revenues increased 4.8 percent to $10.0 million from $9.6 million in the prior-year period.  Advertising revenue, principally generated from the sale of advertising time on The Outdoor Channel, amounted to $5.3 million for the current second quarter, compared with $5.4 million a year ago.  The slight decline is attributed to the company’s replacement of certain infomercial inventory with a program to promote its newly launched high definition network, Outdoor Channel 2 HD.  Subscriber fees increased 21.0 percent to $3.9 million from $3.2 million in the 2004 second quarter.  Membership income totaled $863,000, compared with $986,000 in the same period a year earlier.

“We have made excellent progress improving our infrastructure to better position the company for future growth,” said Perry T. Massie, president and chief executive officer of Outdoor Channel Holdings.  “Although we expect to see a significant increase in operating expenses in the second half of 2005, primarily because of our strategic plan to produce more programming in-house and launch Outdoor Channel 2 HD, we believe these strategies, along with our new advertising sales office in New York, expanded marketing efforts and new broadcast facility slated to open later this year, are sound investments that will create additional shareholder value for the long term.”

Total expenses for the second quarter of 2005 rose 17.5 percent to $9.2 million from $7.8 million in the corresponding 2004 period.  Net income for the 2005 second quarter totaled $512,000, or $0.02 per diluted share, based on 22.5 million weighted average shares outstanding, compared with $844,000, or $0.04 per diluted share, based on 15.6 million weighted average shares outstanding in the prior-year period.  The company’s share count for the current second quarter includes the newly issued shares and the assumption of options related to the September 2004 merger involving The Outdoor Channel.

For the first six months of 2005, total revenues grew 7.0 percent to $20.1 million from $18.8 million for the corresponding 2004 period.  Advertising sales rose 3.5 percent to $10.5 million, and subscriber fees

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increased 18.1 percent to $7.5 million from the prior year-to-date period.  Membership income totaled $2.0 million for the first half of 2005, compared with $2.2 million in the first half of last year.  Net income for the first six months of 2005 totaled $964,000, or $0.04 per diluted share, based on 22.5 million weighted average shares outstanding.  This compares with net income of $2.0 million, or $0.10 per diluted share, based on 15.6 million weighted average shares outstanding, in the corresponding 2004 period.

As of August 2005, Nielsen Media Research estimated approximately 25.2 million homes subscribe to or receive The Outdoor Channel.  The company estimates that The Outdoor Channel is available to, and could potentially be subscribed to by, approximately 76 million homes across the country.

Outdoor Channel Holdings continues to maintain a strong balance sheet.  At June 30, 2005, cash and cash equivalents totaled $9.0 million and total stockholders’ equity increased to $95.4 million.

Investor Conference Call

Outdoor Channel Holdings’ management will host an investor conference call tomorrow, August 12, 2005, at 8:00 a.m. PDT (11:00 a.m. EDT) to review the company’s financials and operations for the quarter ended June 30, 2005.  The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.outdoorchannelholdings.com and www.earnings.com.  For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites.  A telephonic playback of the conference call also will be available through 5:00 p.m. PDT (8:00 p.m. EDT), Friday, August 19, by calling 800-642-1687 (domestic) or 706-645-9291 (international) and using conference ID number 8566453.

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates The Outdoor Channel, a national television network dedicated to providing traditional outdoor programming to America’s 82 million anglers, hunters and outdoor enthusiasts.  The Outdoor Channel features approximately 100 weekly programs featuring hunting, fishing and shooting sports, as well as off road motor sports and other related lifestyle programming.  Nielsen Media Research estimates The Outdoor Channel’s universe, through a combination of cable and satellite dish subscribers, to be approximately 25.2 million homes for August 2005.  The company also owns and operates related businesses that serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts, including Outdoor Channel 2 HD, LDMA-AU, Inc. (Lost Dutchman’s) and Gold Prospector’s Association of America, LLC. (GPAA).

Safe Harbor Statement

Statements in this news release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, without limitation, regarding our expectations, beliefs, intentions or strategies regarding the future.  The company’s actual results could differ materially from

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those discussed in any forward-looking statements.  The company intends that such forward-looking statements be subject to the safe-harbor provisions contained in those sections.  Such forward-looking statements relate to, among other things, future shareholder value, anticipated expenses including advertising, programming, personnel and others, Nielsen Media Research estimates regarding total households and cable and satellite homes subscribing to The Outdoor Channel, and other matters.  Such statements involve significant risks and uncertainties and are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements.  Such factors include but are not limited to: (1) the company’s ability to grow the subscriber base of The Outdoor Channel; (2) a decrease in operating results from offering launch support fees and other incentives to grow the subscriber base; (3) the triggering of a “most favored nations” clause with service providers from offering launch support fees and other incentives; (4) a decline in the number of viewers from having The Outdoor Channel placed in unpopular cable or satellite packages, or increases in subscription fees, established by the service providers; (5) service providers discontinuing or refraining from carrying The Outdoor Channel; and other factors which are discussed in the company’s filings with the Securities and Exchange Commission.  For these forward-looking statements, the company claims the protection of the safe harbor for forward-looking statements in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

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(TABLES FOLLOW)

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Advertising	$5,257	$5,352	$10,516	$10,164
Subscriber fees	3,894	3,219	7,536	6,380
Membership income	863	986	2,023	2,218

Total revenues	10,014	9,557	20,075	18,762

Expenses:
Satellite transmission fees	616	586	1,249	1,177
Advertising	2,062	1,491	3,756	2,805
Programming	531	895	1,052	1,290
Selling, general and administrative	5,967	4,840	12,453	9,470

Total expenses	9,176	7,812	18,510	14,742

Income from operations	838	1,745	1,565	4,020

Other income, net	38	30	90	59

Income before income taxes and minority interest	876	1,775	1,655	4,079

Income tax provision	364	704	691	1,633

Income before minority interest	512	1,071	964	2,446

Minority interest in net income of consolidated subsidiary	—	227	—	489

Net income	$512	$844	$964	$1,957

Earnings per common share:
Basic	$0.03	$0.06	$0.05	$0.13
Diluted	$0.02	$0.04	$0.04	$0.10

Weighted average number of common shares outstanding:
Basic	18,558	15,053	18,516	14,960
Diluted	22,513	15,593	22,453	15,556

OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	June 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
Cash and cash equivalents	$9,007	$13,105
Accounts receivable, net of allowance for doubtful accounts of $347 and $207	5,075	4,848
Prepaid programming costs	2,606	606

Total current assets	21,794	21,726

Property, plant and equipment, net	9,305	6,726
Totals	$102,142	$99,669

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	5,213	4,684

Total liabilities	6,767	6,187
Total stockholders’ equity	95,375	93,482

Totals	$102,142	$99,669